Exhibit 10.27
Execution Copy

THIRD AMENDMENT TO THE
AVON PRODUCTS, INC. DEFERRED COMPENSATION PLAN
This THIRD AMENDMENT is made to the Avon Products, Inc. Deferred Compensation Plan, as it was amended and restated effective as of January 1, 2008, and as it has been amended from time to time thereafter (the "Plan"), by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the "Company").
INTRODUCTION
The Company wishes to amend the Plan to include a new category of contributions, Excess Retirement Savings Contributions, to be credited under the Plan, and the terms and conditions relating thereto, as well as to make certain other changes.
AMENDMENT
NOW, THEREFORE, the Company hereby amends the Plan as follows:
1.Effective January 1, 2015, a new Section 1.1(a)(iii) is added to the Plan to read as follows:
"(iii)    Excess Retirement Savings Contribution Cash Subaccount" which shall reflect a Participant's Excess Retirement Savings Contributions. The entirety of a Participant's Excess Retirement Savings Contribution Cash Subaccount will be classified as a Section 409A-Covered Amount."
2.    Effective June 26, 2013, a new sentence is added at the end of Section 1.5 of the Plan to read as follows:
"The term "spouse" as used in the Plan shall mean an opposite-sex individual to whom the Participant is lawfully married, or a same-sex individual who validly enters into a lawful marriage with the Participant in a jurisdiction whose laws authorize the marriage of two individuals of the same sex."
3.    Effective January 1, 2015, Section 1.9 of the Plan is amended in its entirety to read as follows:
"1.9    "Deferral Amounts" means those amounts deferred under the Plan by a Participant pursuant to the Participant's elections under any of Sections 3.1 through 3.5, and, where applicable, any Plan Sponsor deferrals pursuant to Section 3.4."
4.    Effective January 1, 2015, Plan Sections 1.14 through 1.26 are renumbered as Plan Sections 1.15 through 1.27 (and corresponding changes are made to any internal Plan cross-references to such Sections), and then a new Section 1.14 is added to the Plan to read as follows:

"1.14    "Excess Retirement Savings Contributions" means those amounts credited to a Participant's Account in accordance with Section 3.8."
5.    Effective January 1, 2015, a new sentence is added at the end of Section 2 of the Plan to read as follows:
"A Participant who ceases to be an Eligible Employee will no longer be eligible to receive Excess Retirement Savings Contributions for any Plan Year that begins after the Plan Year in which such Participant ceases to be an Eligible Employee, unless and until such Participant again becomes an Eligible Employee."
6.    Effective January 1, 2015, Section 3 of the Plan, titled "Deferral Elections," is re-titled "Deferrals."
7.    Effective January 1, 2015, Section 3.8 of the Plan is deleted and a new Section 3.8 is added to the Plan to read as follows:
"3.8    Excess Retirement Savings Contributions. In the event that a Participant's "Retirement Savings Contributions" under the Savings Plan for any year, beginning January 1, 2015, are limited because of the annual compensation limit under Code Section 401(a)(17) for that year, then the Primary Sponsor will credit an amount under the Plan for such Participant for that year equal to (a) the amount of the "Retirement Savings Contributions" that would have been made for such Participant under the Savings Plan for that year had such annual limit under Code Section 401(a)(17) not been in place, less (b) the amount of the "Retirement Savings Contributions" that are actually made for such Participant under the Savings Plan for that year."
8.    Effective January 1, 2015, a new sentence is added after the fifth sentence and before the sixth sentence of Section 4.1 of the Plan to read as follows:
"Notwithstanding the foregoing, Excess Retirement Savings Contributions will only be credited to a Participant's Excess Retirement Savings Contribution Cash Subaccount, and will be so credited by the Primary Sponsor on the last day of each calendar quarter to the extent that the Participant is entitled to receive any Excess Retirement Savings Contributions for such calendar quarter."
9.    Effective January 1, 2015, a new Section 5.1(c) is added to the Plan to read as follows:
"(c)    Notwithstanding anything to the contrary herein, Excess Retirement Savings Contributions (and any earnings thereon) will be hypothetically invested only in the Fixed Income Investment Fund, and no Participant will have any right to elect an alternative investment for such Excess Retirement Savings Contributions (and any earnings thereon)."
10.    Effective January 1, 2015, a new Section 6.5 is added to the Plan to read as follows:

"6.5    Excess Retirement Savings Contributions. Amounts in a Participant's Excess Retirement Savings Contribution Cash Subaccount are not available for distribution under this Section 6."
11.    Effective January 1, 2015, the reference to "Sections 6.3, 6.4, and 8.3(a), as applicable" in Section 7.1(b) of the Plan is amended to read "Sections 6.3, 6.4, 8.3(a), and 8.3(g), as applicable."
12.    Effective January 1, 2015, the first sentence of Section 8.3 of the Plan is amended to read as follows:
"The payment terms in this Section 8.3 shall apply only with respect to Section 409A-Covered Amounts credited to any Participant's Retirement/Termination Subaccounts, except that Section 8.3(g) shall apply only with respect to any Participant's Excess Retirement Savings Contribution Cash Subaccount."
13.    Effective January 1, 2015, a new Section 8.3(g) is added to the Plan to read as follows:
"(g)    Excess Retirement Savings Contribution Cash Subaccount. Subject to Section 8.3(c), a Participant's Excess Retirement Savings Contribution Cash Subaccount will be paid in a lump sum during the calendar month immediately following the calendar quarter in which the Participant terminates employment (i.e., payment will be made in April, July, October, or January, as applicable), provided that, with respect to a Participant who is subject to Section 8.3(f), such Participant's Excess Retirement Savings Contribution Cash Subaccount will be paid in a lump sum during the seventh calendar month following the calendar quarter in which the Participant terminates employment."
14.    Effective January 1, 2015, Section 8.6 of the Plan is amended in its entirety to read as follows:
"8.6    Vesting. A Participant shall be fully vested at all times in his or her Account, other than with respect to amounts in his or her Excess Retirement Savings Contribution Cash Subaccount. A Participant will become vested in his or her Excess Retirement Savings Contribution Cash Subaccount only when, and to the extent that, he or she becomes vested in his or her "Retirement Savings Contributions" under the Savings Plan (including, without limitation, under Section 22.1 of the Savings Plan). If a Participant terminates employment before becoming vested in his or her Excess Retirement Savings Contribution Cash Subaccount, then such Participant will forfeit the entirety of any such subaccount."
15.    Effective January 1, 2015, Section 9.2 of the Plan is amended in its entirety to read as follows:
"9.2    Section 409A-Covered Amounts. Upon the occurrence of a "Change in Control Event" (as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), or any successor provision thereto), all Section 409A-Covered Amounts in

Participants' Account balances, other than Excess Retirement Savings Contribution Cash Subaccount balances, will be distributed to the Participants, or the designated Beneficiaries of any deceased Participants, within ninety days following the Change in Control Event in the form of a lump-sum payment in cash and, to the extent that the amount distributed pursuant to this Section 9.2 consists of Deferred Stock (or consisted of Deferred Stock prior to the Change in Control Event), shares of Company Stock (or such other property held in the Participant's Restricted Stock Account after the Change in Control Event). For the avoidance of doubt, a Change in Control Event will not trigger the distribution of Excess Retirement Savings Contribution Cash Subaccount balances. Grandfathered Amounts will be unaffected by such Change in Control Event."
16.    Effective immediately, a new Section 11.9 is added to the Plan to read as follows:
"11.9    Legal Action; Limitations Period. A claim or action (a) to recover benefits under the Plan that are allegedly due under the Plan or by reason of any law, (b) to enforce rights under the Plan, (c) to clarify rights to future benefits under the Plan, or (d) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party-in-interest (collectively, a "Judicial Claim"), may not be commenced in any court or forum until after the claimant has exhausted the Plan's claims and appeals procedures set forth in this Section 11 (an "Administrative Claim"). Any Judicial Claim must be commenced in the appropriate court or forum no later than 24 months from the earliest of: (i) the date the first benefit payment was made or allegedly due under the Plan; (ii) the date the Plan Administrator first denied the claimant's request; or (iii) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided that, if the claimant commences an Administrative Claim before the expiration of such 24-month period, then the period for commencing a Judicial Claim shall expire on the later of (I) the end of such 24-month period, and (II) the date that is three months after the final denial of the claimant's Administrative Claim such that the claimant has exhausted the Plan's claims and appeals procedures set forth in this Section 11. Any claim or action that is commenced, filed or revised, whether a Judicial Claim or an Administrative Claim, after expiration of such 24-month limitation period (or, if applicable, expiration of the three-month limitation period following exhaustion of the Plan's claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 24-month limitations period (or, if applicable, the three-month limitation period)."
17.    Effective immediately, Section 16.2 of the Plan is amended in its entirety to read as follows:
"16.2    Withholding. Each Plan Sponsor shall withhold from any benefits payable under the Plan or from other compensation payable to the Participant all federal, state, and local income taxes or other taxes required to be withheld pursuant to applicable law."

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.
IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the date set forth below.
AVON PRODUCTS, INC.

Dated: November 10, 2014	By: /s/ Susan Ormiston Name: Susan Ormiston
Title: Senior Vice President, Human Resources and Chief Human Resources Officer